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                                                                    EXHIBIT 99.1

TeleCorp PCS
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                                                                       Suite 800
                                                           1010 North Glebe Road
                                                            Arlington, VA  22201
For Immediate Release

Investor Contacts:                            Media Contacts:
Jim Morrisey                                  Russell Wilkerson
TeleCorp PCS, Inc.                            TeleCorp PCS, Inc.
703-629-6668 (PCS)                            703-625-2069 (PCS)
703-236-1136 (Office)                         703-236-1292 (Office)

John Nesbett/Mary Ellen Adipietro             Elissa Grabowski
Lippert/Heilshorn & Associates                Lippert/Heilshorn & Associates
212-838-3777                                  212-838-3777

   TeleCorp PCS, Inc. Announces Pricing of $450 Million of Senior Subordinated
                                      Notes
                            in Private Debt Offering

Arlington, VA - July 12, 2000, TeleCorp PCS, Inc. (NASDAQ NM: TLCP) announced today that it priced $450 million of its 10 5/8% Senior Subordinated Notes due 2010 in a private offering. This represents an increase over the proposed $250 million senior subordinated notes offering previously announced. The net proceeds of the offering will be used to, among other things, fund capital expenditures, including those for PCS licenses. Closing of the offering is scheduled for Friday, July 14, 2000.

The senior subordinated notes have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

TeleCorp PCS, Inc. has licenses to serve approximately 16.7 million people, and currently provides its SunCom digital wireless service in the following 32 markets: New Orleans, Baton Rouge, Lafayette, Houma, New Iberia, Thibodaux, Hammond and Lake Charles, Louisiana; Memphis and Jackson, Tennessee; Oxford, Mississippi; Little Rock, Hot Springs, Russellville, Fayetteville, Fort Smith and Jonesboro, Arkansas; Columbia/Jefferson City, Missouri; Beaumont, Texas; Concord, Manchester, Portsmouth and Nashua, New Hampshire; Worcester, Cape Cod, Martha's Vineyard and Nantucket,
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Massachusetts; and San Juan, Ponce, Mayaguez, Humacao and Arecibo, Puerto Rico.
TeleCorp is headquartered in Arlington, Virginia. More information about the company can be found on the Web at www.telecorppcs.com.
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